UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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☐	Soliciting Material Pursuant to §240.14a-12
FIDELITY NATIONAL INFORMATION SERVICES, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Commencing on or about May 11, 2022, Fidelity National Information Services, Inc. sent the following communication to certain shareholders.

Distribution: FIS employees owning shares of FIS stock
From: Chip Keller, Corporate Secretary
Re: Vote Your FIS Shares

May 11, 2022

Distribution: Employees owning shares of FIS stock

Dear Colleagues:

Our annual meeting of shareholders will be held on Wednesday, May 25, 2022. Our records indicate that you own shares of FIS stock, either through the ESPP Plan or through a broker. We encourage you to vote those shares at your earliest convenience. Your participation is critical to the corporate governance process.

The proposals being voted on at this year's shareholder meeting are:

1.Election of 12 Director Nominees to the FIS Board of Directors;
2.Advisory Vote on Executive Compensation;
3.Approval of the Fidelity National Information Services, Inc. 2022 Omnibus Incentive Plan;
4.Approval of the Fidelity National Information Services, Inc. Employee Stock Purchase Plan; and
5.Ratification of Independent Auditors.

Our Board of Directors recommends that you vote in favor of all Proposals.

All shareholders of FIS recently received the proxy statement with details about these proposals and a communication on how to vote your shares over the internet or through the mail. These instructions included your control number, which is required to vote your shares online at www.proxyvote.com.

The deadline for voting is Tuesday, May 24, 2022 for all FIS shareholders.

If you have any questions regarding the voting procedures, please contact Jennifer Lane at 407.551.8315 or jennifer.lane@fisglobal.com.

For international colleagues, you should have received a notification that was sent to your mailing address with your control number. If you are unable to locate your control number, please contact Fidelity Investments in the UK at 00 800 5449 3541 or in India at 000 117 – 800 544 0275.

Please vote your shares today!

Best Regards,

Chip Keller
Corporate Secretary